Exhibit 15

PricewaterhouseCoopers LLP



Ford Motor Company
The American Road
Dearborn, Michigan


Re:      Ford Motor Company Registration Statement on Form S-8


We are aware that our reports on our reviews of the interim financial information of Ford Motor Company and Subsidiaries included in the Ford Motor Company Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998, are incorporated by reference in this Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

400 Renaissance Center
Detroit, Michigan 48243
January 12, 1999